Exhibit 99(a)

news release

---------------AT THE COMPANY---------------
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
WEDNESDAY, July 17, 2013

UFPI Q2 2013 net sales up 24.4 percent, including double-digit increases in all markets

—Excluding gain on sale of real estate in Q2 2012, earnings increased 19% in Q2 2013—

GRAND RAPIDS, Mich., July 17, 2013 – Universal Forest Products, Inc. (Nasdaq: UFPI) today reported 2013 second-quarter net sales of $738.4 million, a 24.4 percent increase over 2012 second-quarter net sales of $593.7 million. The Company saw significant double-digit gains in each of its five markets. Second-quarter 2013 earnings were $15.8 million or $0.79 per diluted share, compared to net earnings of $17.5 million, or $0.88 per diluted share for the second quarter of 2012. Second-quarter earnings in 2012 were enhanced by gains on the sale of real estate totaling approximately $6.9 million ($4.3 million after taxes, or $0.21 per diluted share). The Company’s adjusted net earnings in the second quarter of 2012, excluding these nonrecurring gains, would have been $13.2 million.

After rising for months, lumber prices dropped 28 percent during the second quarter. “We are working hard to manage through these changes effectively, and I’m pleased with the results our people were able to achieve in the second quarter,” said CEO Matthew J. Missad. “A drop in lumber prices of this magnitude, especially during the second quarter, typically has an adverse impact on the Company’s gross margins and profitability. Through the second quarter, we were able to reduce the impact with strong unit sales in many markets, particularly those tied to new housing and construction.” Despite the second-quarter decline, lumber prices remained 15 percent higher than the same period of 2012.

“These results reinforce the strength of our balanced business model,” Missad added. “We are not dependent on a single market, which provides us with a competitive advantage over those companies that do not have the benefit of a diverse customer base or that do not serve multiple industries.”

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Universal Forest Products, Inc.

For the second quarter of 2013, the Company reported the following gross sales results:

Retail building materials: $315.0 million, up 12.9 percent over the second quarter of 2012.  Forecasts call for moderate growth in home improvement projects through the end of the year, including decking and railing projects. The Company’s ProWood brand of premium lumber for decking, including Dura Color, was launched with success and is contributing to sales growth. Universal continues to broaden and deepen the mix of products it offers and to grow its business with big box and independent retailers, alike.

Industrial packaging/components: $193.4 million, up 20.6 percent over the second quarter of 2012. U.S. industrial production was flat in May 2013 after having decreased 0.4 percent in April 2013; year-over-year industrial production was up 1.6 percent in May 2013, the most recent statistics available. Universal’s unit sales were up five percent over the same period of 2012. In this market, Universal remains focused on adding customers and products, including non-wood packaging materials, and on growing with existing customers.

Manufactured housing: $109.5 million, an increase of 35.7 percent over the same period of 2012. During the quarter, Universal’s unit sales to this market were 14 percent higher than the same period of 2012. Industry production of HUD-code homes in April and May 2013 was up 11 percent over the same period of 2012; modular home production also improved.

Residential construction: $94.3 million, up 57.3 percent over the same period of 2012. Total housing starts for March to May 2013 were up 27.8 percent over the same period of 2012, including increases in single-family and multifamily starts of 21.5 percent and 43.3 percent, respectively. Universal’s unit sales reflect a 27 percent increase over 2012.

Commercial construction and concrete forming: $37.5 million, up 56.2 percent over the second quarter of 2012. In this fragmented market, Universal manufactures and supplies forms and other materials for concrete construction projects, from bridges and roads to manufacturing facilities and hospitals. The Company’s sales increase reflects success in its efforts to expand its sales reach and market penetration and to leverage its design and manufacturing capabilities and nationwide presence.

CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thursday, July 18, 2013. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (800) 706-7745 and internationally at (617) 614-3472. Use conference pass code 26392559. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through Friday, August 16, 2013, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code 86964216.

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Universal Forest Products, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This release contains an Adjusted Net Earnings measure, which is a Non-GAAP financial measure. Adjusted Net Earnings is calculated by excluding from Net Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of a net gain on the sale of real estate in fiscal 2012. We present Adjusted Net Earnings because we consider it to be important supplemental measures of our performance and believe it to be useful to show ongoing results from operations. Adjusted Net Earnings is not a measurement of our financial performance under GAAP and should not be considered an alternative to Net Earnings under GAAP. Adjusted Net Earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Net Earnings, you should be aware that in the future we may incur gains or losses similar to the adjustments in this presentation. Our presentation of Adjusted Net Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Net Earnings only as a supplement.

The following table reconciles Net Earnings to Adjusted Net Earnings:

	(in thousands) Three Months Ended
	June 30, 2012	June 29, 2013
Net Earnings	$17,509	$15,772
Less: Net gain on disposition of assets, early retirement and other impairment and exit charges (net of tax effect of $2,615 in 2012 and $1 in 2013)	(4,263)	(2)
Adjusted Net Earnings	$13,246	$15,770

UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for building materials retailers and wholesalers, structural lumber and other products for the manufactured housing and residential construction markets, and specialty wood packaging and components and packing materials for various industries. It has subsidiaries that provide framing services for the residential construction market in some parts of the country; that manufacture and market products used for concrete construction; and that offer lawn and garden products, such as trellises and arches, to retailers nationwide. Its consumer products operations offer a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich. Its subsidiaries operate facilities throughout North America. For more about Universal, go to www.ufpi.com.

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Universal Forest Products, Inc.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED
JUNE 2013/2012

	Quarter Period				Year to Date
(In thousands, except per share data)	2013		2012		2013		2012

NET SALES	$738,436	100%	$593,693	100%	$1,292,930	100%	$1,050,804	100%

COST OF GOODS SOLD	658,220	89.1	521,618	87.9	1,155,535	89.4	925,063	88.0

GROSS PROFIT	80,216	10.9	72,075	12.1	137,395	10.6	125,741	12.0

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	53,102	7.2	49,434	8.3	101,329	7.8	95,212	9.1
NET LOSS ON DISPOSITION OF ASSETS, EARLY RETIREMENT, AND OTHER IMPAIRMENT AND EXIT CHARGES	(3)	-	(6,878)	(1.2)	(109)	-	(6,783)	(0.6)

EARNINGS FROM OPERATIONS	27,117	3.7	29,519	5.0	36,175	2.8	37,312	3.6

OTHER EXPENSE (INCOME), NET	931	0.1	971	0.2	1,987	0.2	1,679	0.2

EARNINGS BEFORE INCOME TAXES	26,186	3.5	28,548	4.8	34,188	2.6	35,633	3.4

INCOME TAXES	9,813	1.3	10,538	1.8	12,058	0.9	13,237	1.3

NET EARNINGS	16,373	2.2	18,010	3.0	22,130	1.7	22,396	2.1

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(601)	(0.1)	(501)	(0.1)	(1,133)	(0.1)	(732)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$15,772	2.1	$17,509	2.9	$20,997	1.6	$21,664	2.1

EARNINGS PER SHARE - BASIC	$0.79		$0.88		$1.05		$1.10

EARNINGS PER SHARE - DILUTED	$0.79		$0.88		$1.05		$1.10

COMPREHENSIVE INCOME	14,889		16,777		21,062		22,221

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(164)		(63)		(992)		(718)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$14,725		$16,714		$20,070		$21,503

SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2013	%	2012	%	2013	%	2012	%
Retail Building Materials	$315,093	41%	$279,187	46%	$520,810	40%	$475,304	45%
Residential Construction	94,328	13%	59,948	10%	168,635	13%	111,755	10%
Commercial Construction and Concrete Forming	37,534	5%	24,036	4%	67,889	5%	43,751	4%
Industrial	193,369	26%	160,277	27%	353,826	27%	293,947	28%
Manufactured Housing	109,495	15%	80,663	13%	199,362	15%	143,703	13%
Total Gross Sales	749,819	100%	604,111	100%	1,310,522	100%	1,068,460	100%
Sales Allowances	(11,383)		(10,418)		(17,592)		(17,656)
Total Net Sales	$738,436		$593,693		$1,292,930		$1,050,804

Universal Forest Products, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
JUNE 2013/2012

(In thousands)
ASSETS	2013	2012	LIABILITIES AND EQUITY	2013	2012

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$-	$4,764	Cash overdraft	$3,407	$-
Restricted cash	753	553	Accounts payable	95,594	81,117
Accounts receivable	270,949	212,038	Accrued liabilities	65,746	57,904
Inventories	253,554	207,556	Current portion of long-term
Other current assets	29,490	24,105	debt and capital leases	-	40,000

TOTAL CURRENT ASSETS	554,746	449,016	TOTAL CURRENT LIABILITIES	164,747	179,021

OTHER ASSETS	18,023	16,176	LONG-TERM DEBT AND
INTANGIBLE ASSETS, NET	170,770	169,667	CAPITAL LEASE OBLIGATIONS,
PROPERTY, PLANT			less current portion	142,473	32,854
AND EQUIPMENT, NET	233,773	217,778	OTHER LIABILITIES	42,200	36,688
			EQUITY	627,892	604,074

TOTAL ASSETS	$977,312	$852,637	TOTAL LIABILITIES AND EQUITY	$977,312	$852,637

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED
JUNE 2013/2012

(In thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$22,130	$22,396
Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	14,459	14,430
Amortization of intangibles	1,324	1,506
Expense associated with share-based compensation arrangements	1,073	666
Excess tax benefits from share-based compensation arrangements	(6)	(26)
Expense associated with stock grant plans	36	75
Deferred income taxes (credit)	(79)	(1,133)
Equity in earnings of investee	(134)	(10)
Net gain on sale or impairment of property, plant and equipment	(141)	(6,932)
Changes in:
Accounts receivable	(108,893)	(84,649)
Inventories	(10,223)	(12,166)
Accounts payable	29,473	31,447
Accrued liabilities and other	22,064	14,684
NET CASH FROM OPERATING ACTIVITIES	(28,917)	(19,712)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(21,532)	(15,760)
Proceeds from sale of property, plant and equipment	453	14,635
Acquisitions, net of cash received	(9,296)	(2,149)
Purchase of patents & product technology	-	(48)
Advances of notes receivable	(1,358)	(706)
Collections of notes receivable and related interest	749	755
Cash restricted as to use	6,078	(553)
Other, net	(37)	(187)
NET CASH FROM INVESTING ACTIVITIES	(24,943)	(4,013)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit facilities	46,683	23,154
Repayment of long-term debt	-	(2,774)
Debt issuance costs	(11)	(85)
Proceeds from issuance of common stock	694	1,234
Distributions to noncontrolling interest	(490)	(429)
Dividends paid to shareholders	(3,977)	(3,946)
Excess tax benefits from share-based compensation arrangements	6	26
Other, net	-	4
NET CASH FROM FINANCING ACTIVITIES	42,905	17,184

Effect of exchange rate changes on cash	(99)	-
NET CHANGE IN CASH AND CASH EQUIVALENTS	(11,054)	(6,541)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,647	11,305

CASH (CASH OVERDRAFT), END OF PERIOD	$(3,407)	$4,764

SUPPLEMENTAL INFORMATION:
Interest paid	$2,434	$2,079
Income taxes paid	(910)	6,289